Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

CORE LABORATORIES INC.

ARTICLE I

Section 1.1 Name of the Corporation. The name of the Corporation is Core Laboratories Inc.

ARTICLE II

Section 2.1 Registered Office. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be changed from time to time by the Board in the manner provided by applicable law.

Section 2.2 Name and Address of the Incorporator. The name of the incorporator is Mark Tattoli and his mailing address is Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040.

ARTICLE III

Section 3.1 Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

ARTICLE IV

Section 4.1 Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 206,000,000 shares of stock, classified as (i) 6,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and (ii) 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Section 4.2 Preferred Stock.

(a) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, privileges, rights, qualifications, limitations, and restrictions as are stated and expressed herein and in the resolutions providing for the issuance of each such class or series adopted by the Board and included in one or more certificates of designation (each, a “Preferred Stock Designation”), including the following:

(i) whether the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether such class or series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the powers, preferences, privileges, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(iv) whether the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), the terms upon which and the times when such shares shall be redeemable, and the manner of redemption;

(v) whether the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the terms upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution, or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolutions; and

(ix) such other powers, privileges, preferences, rights, qualifications, limitations, and restrictions with respect to any class or series as the Board may deem advisable.

(b) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

Section 4.3 Common Stock.

(a) Except as may otherwise be provided in this Certificate, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as may otherwise be provided in this Certificate, in a Preferred Stock Designation, or by applicable law, (i) the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders and have the exclusive right to vote for the election of directors and for all other purposes and (ii) the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question, the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock of the Corporation, or other property), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(d) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A dissolution, liquidation, or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

(e) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(f) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

ARTICLE V

Section 5.1 Number, Election, and Vacancies of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board shall be fixed from time to time in the manner provided in the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in a related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the Effective Date of this Certificate (as defined in Article XV), the initial term of office of the second class to expire at the second annual meeting of stockholders following the Effective Date of this Certificate, and the initial term of office of the third class to expire at the third annual meeting of stockholders following the Effective Date of this Certificate, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of any series of Preferred Stock, to such classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, disqualification or removal. Subject to applicable law and the rights of the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Section 5.2 Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of 66 2/3% of the then-outstanding shares of stock of the corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate and the Bylaws.

Section 5.3 Miscellaneous. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time in the manner provided in the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

ARTICLE VI

Section 6.1 Stockholder Action. Subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE VII

Section 7.1 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chair of the Board or by the majority of the Board. Subject to the rights of holders of any class or series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

ARTICLE VIII

Section 8.1 Amendment of Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend, or repeal the Bylaws without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders of the Corporation by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX

Section 9.1 No Personal Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer.

Section 9.2 Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he/she, his/her testator, or intestate is or was (a) a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary or affiliate of the Corporation, or (b) serves or served at any other enterprise as a director, officer, employee, agent, or trustee at the request of the Corporation or any predecessor to the Corporation.

Section 9.3 Amendment, Repeal, or Modification. Any amendment, repeal, or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal, or modification.

ARTICLE X

Section 10.1 Amendment of Certificate. The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or Bylaws, from time to time, to amend this Certificate or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment hereof are subject to such right of the Corporation.

Section 10.2 Vote Required. Notwithstanding any other provision of this Certificate or the Bylaws (and in addition to any other vote that may be required by applicable law, this Certificate or the Bylaws), the affirmative vote of the holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class shall be required to amend, alter or repeal any provision of this Certificate.

ARTICLE XI

Section 11.1 Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director, officer, other employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim related to or involving the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

Section 12.1 Certain Definitions. For purposes of this Article XII, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 12.2 Certain Activities. In anticipation and recognition that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to define the circumstances in which any duties of the Non-Employee Directors to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Non-Employee Directors or their respective Affiliates.

Section 12.3 Certain Transactions. No Non-Employee Director nor any of his or her Affiliates (any such Person identified herein, an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale, or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative, or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article XII in pursuing such purchase, sale, or other transaction or in taking any other action in respect of or affecting such securities, indebtedness, or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 12.4 of this Article XII. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 12.3 or which are stated in this Section 12.3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

Section 12.4 Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 12.3 of this Article XII shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no such Non-Employee Director independently received notice or otherwise identified such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

Section 12.5 Exclusion. In addition to and without limiting the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

Section 12.6 Amendment of this Article. Any amendment, repeal, or modification of this Article XII shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal, or modification.

ARTICLE XIII

Section 13.1 DGCL Section 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIV

Section 14.1 Severability. If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void, or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business, and other purposes of the illegal, void, or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

ARTICLE XV

Section 15.1 Effectiveness. This Certificate of Incorporation shall become effective at 7:30 p.m. Eastern Time on May 1, 2023 (the “Effective Date”).

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 1st day of May, 2023.

CORE LABORATORIES INC.

By:	/s/ Mark D. Tattoli

Name:	Mark D. Tattoli
Title:	Incorporator

Signature Page to Certificate of Incorporation